As filed with the Securities and Exchange Commission on December 1, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Patterson Companies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0886515
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

1031 Mendota Heights Road St. Paul, Minnesota	55120
(Address of Principal Executive Offices)	(Zip Code)

PATTERSON COMPANIES, INC.

AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Copies to:

DONALD J. ZURBAY

Chief Financial Officer and Treasurer

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Name and address of agent for service)

(651) 686-1600

(Telephone number, including area code, of agent for service)

LES B. KORSH, ESQ. Vice President, General Counsel and Secretary Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120 (651) 686-1600	BRETT D. ANDERSON, ESQ. Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period forcomplying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan Common Stock (par value $0.01 per share)	8,000,000	$31.50 (2)	$252,000,000	$23,360.40

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that may become issuable under the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and Rule 457(h) of the Securities Act and based upon the average of the high and low prices for such stock on November 26, 2021, as reported by the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares covered by this registration statement have been sold or deregistered:

•	Annual Report on Form 10-K for the fiscal year ended April 24, 2021, including those sections incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed on July 30, 2021;

•	Quarterly Reports on Form 10-Q for the fiscal periods ended July 31, 2021 and October 30, 2021;

•	Current Reports on Form 8-K filed on July 13, 2021, September 15, 2021 and November 4, 2021; and

•	The description of our securities contained in our Annual Report on Form 10-K (File No. 000-20572) filed on June 24, 2020, as the same may be amended from time to time.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

For purposes of this offering, Les B. Korsh, Esq., our Vice President, General Counsel and Secretary is giving his opinion on the validity of the shares. As of December 1, 2021, Mr. Korsh beneficially owned 183,617 shares of our common stock, including 12,168 restricted stock unit awards, 14,410 restricted stock unit award equivalents, and 92,155 shares underlying stock options that are currently vested. As of December 1, 2021, Mr. Korsh had further rights to acquire an additional 45,151 shares of our common stock subject to unvested stock options that are not currently vested and vest more than 60 days from the date hereof.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

Our articles of incorporation and bylaws provide that officers, directors, members of committees appointed or designated by the board of directors and employees, past or present, of our company shall be indemnified by our company, in the manner and to the full extent permitted by law. We also maintain a director and officer liability insurance policy.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation (incorporated by reference to our Quarterly Report on Form 10-Q, filed September 9, 2004 (File No. 000-20572)).

4.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K, filed December 13, 2013 (File No. 000-20572)).

4.3	Specimen Form of Common Stock Certificate (incorporated by reference to our Quarterly Report on Form 10-Q, filed September 9, 2004 (File No. 000-20572)).

4.4	Description of Securities (incorporated by reference to our Annual Report on Form 10-K, filed June 24, 2020 (File No. 000-20572)).

4.5	Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan (incorporated by reference to Annex B to our Definitive Schedule 14A (Proxy Statement), filed July 30, 2021 (File No. 000-20572)).

5	Opinion of Les B. Korsh, Esq.

23.1	Consent of Les B. Korsh, Esq. (included in Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signatures page).

Item 9.	Undertakings.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on December 1, 2021.

PATTERSON COMPANIES, INC.

By	/s/ Mark S. Walchirk
Mark S. Walchirk
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark S. Walchirk and Donald J. Zurbay, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark S. Walchirk Mark S. Walchirk	President and Chief Executive Officer (Principal Executive Officer) and Director	December 1, 2021

/s/ Donald J. Zurbay Donald J. Zurbay	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 1, 2021

/s/ John D. Buck John D. Buck	Director	December 1, 2021

/s/ Alex N. Blanco Alex N. Blanco	Director	December 1, 2021

Signature	Title	Date

/s/ Jody H. Feragen Jody H. Feragen	Director	December 1, 2021

/s/ Robert C. Frenzel Robert C. Frenzel	Director	December 1, 2021

/s/ Francis J. Malecha Francis J. Malecha	Director	December 1, 2021

/s/ Ellen A. Rudnick Ellen A. Rudnick	Director	December 1, 2021

/s/ Neil A. Schrimsher Neil A. Schrimsher	Director	December 1, 2021